Free translation from Portuguese
Exhibit Number: 4.13

JUCESP
October 1, 2008

Private Instrument of Protocol and Justification of total spin-off of Ripasa S.A. Celulose e Papel

PRIVATE INSTRUMENT OF PROTOCOL AND JUSTIFICATION OF TOTAL SPIN-OFF OF RIPASA S.A. CELULOSE E PAPEL

By this private instrument and on the best terms of the law, the parties below,

ON THE ONE PART:

1.  RIPASA S.A. CELULOSE E PAPEL, with its principal place of business in Limeira, State of São Paulo, at Estrada do Lageado, no number, building A, state registration NIRE 35.300.016.114 and enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 51.468.791/0001-10, herein represented by its Officers, pursuant to its By-laws (hereinafter simply referred to as “RIPASA”):

AND ON THE OTHER PART:

2.  VOTORANTIM CELULOSE E PAPEL, with its principal place of business in São Paulo, State of São Paulo, at Alameda Santos No. 1357, 6th floor, Cerqueira César, Postal Code 01419-001, state registration NIRE 35.300.022.807 and enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 60.643.228/0001-21, herein represented by its Officers, pursuant to its By-laws (hereinafter simply referred to as “VCP”);

3.  SUZANO PAPEL E CELULOSE S.A., a publicly held company with its principal place of business in Salvador, State of Bahia, at Avenida Prof. Magalhães Neto, no. 1.752, 2nd floor, rooms 206/208, state registration NIRE 29.300.016.331 and enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 16.404.287/0001-55, herein represented by its Executive Officers, pursuant to its By-laws (hereinafter simply referred to as “SUZANO”); and

4.  ASAPIR PRODUÇÃO FLORESTAL E COMÉRCIO LTDA., a limited liability company with its principal place of business in Limeira, State of São Paulo, at Bairro do Lageado, no number, Building B, Postal Code 13480-021, state registration NIRE 35.221.300.260 and enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 08.721.410/0001-33, herein represented by its Manager, pursuant to its Articles of Association (hereinafter simply referred to as “ASAPIR”),

WHEREAS:

(i) VCP and SUZANO are the controlling shareholders of RIPASA, each holding fifty percent (50%) of the capital stock of RIPASA;

(ii) the managers of VCP, SUZANO, ASAPIR and RIPASA deem it convenient, for operational and cost-benefit reasons, to proceed with the total spin-off of RIPASA (“Total Spin-off”);

(iii) the Total Spin-off shall basically enable transformation of a portion of the shareholders’ equity of RIPASA, which comprises its manufacturing and forestry units, into one VCP and SUZANO production unit, to be operated through the Consórcio Paulista de Papel e Celulose - Conpacel (“Consortium”), the production of which shall be independently marketed by VCP and SUZANO, with the consequent optimization of funds and reduction of operating costs and expenses;

(iv) another portion of the shareholders’ equity of RIPASA shall be transferred  to ASAPIR;

(v) the companies understand that this is the most adequate moment for such corporate transaction, particularly in view of the approval of the special tax regimes for operation of the Consortium; and

(vi) the proposed transaction shall be submitted to the resolution of the general meetings of RIPASA, VCP, SUZANO and ASAPIR,

The Parties execute this “PRIVATE INSTRUMENT OF PROTOCOL AND JUSTIFICATION OF TOTAL SPIN-OFF OF RIPASA S.A. CELULOSE E PAPEL” (“Protocol”), pursuant to articles 224 and 225 of the Brazilian Corporations Law, so as to consubstantiate the terms and conditions of the intended total spin-off, to wit:

1. APPOINTMENT OF SPECIALIZED COMPANY

The appraisal of the shareholders’ equity of RIPASA, to be transferred upon Total Spin-off, was conducted by the specialized company Pricewaterhousecoopers Auditores Independentes, with its principal place of business in Campinas, State of São Paulo, at Av. José de Souza Campos No. 243, 5th, 6th, 7th, 9th and 10th floors, Postal Code 13025-030, registered with the Regional Accounting Council of the State of São Paulo under No. 2SP 000160/0-5, and enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 61.562.112/0008-05, previously retained by the managers of VCP, SUZANO and ASAPIR, as per the appraisal report included in Exhibit I hereto (“Appraisal Report”).

2. EVALUATION CRITERION; BASE DATE

The criterion to be adopted for appraisal of the portion of the shareholders’ equity of RIPASA, to be transferred upon spin-off, shall be the company’s net book value based on the balance sheet drawn up on July 31, 2008, as per the Appraisal Report (“Total Spin-off Base Date”).

3. TOTAL SPIN-OFF EQUITY

3.1. The shareholders’ equity of RIPASA, in the aggregate amount of one billion, one hundred and two million, two hundred and sixty-six thousand, four hundred and forty-nine Reais and ninety-four cents (R$1,102,266,449.94) shall be transferred to VCP, SUZANO and ASAPIR as follows:

(a) a net equity equivalent to forty-seven million, three hundred and sixty-one thousand, one hundred and twenty-five Reais and seven cents (R$47,361,125.07) shall be transferred to ASAPIR, as per Exhibits II.A., II.B. and II.C. hereto, which list the assets, rights and obligations comprising the portion of the equity of RIPASA to be transferred to ASAPIR; and

(b) a net equity equivalent to one billion, fifty-four million, nine hundred and five thousand, three hundred and twenty-four Reais and eighty-eight cents (R$1,054,905,324.88) shall be transferred in the proportion of 50% to VCP and 50% to SUZANO, as per Exhibits III.A., III.B., III.C., III.D., III.E. and III.F. hereto, which list the assets, rights and obligations comprising the portion of the equity of RIPASA to be transferred to VCP and SUZANO in condominium, except for the following:

(i) Exhibits IV.A. and IV.B. list the financial agreements to be transferred to VCP or SUZANO, respectively, for which no condominium apply and for which they shall not be joint and severally liable, whatever their nature, whether past, present or future; and

(ii) Exhibit V list the trademarks to be transferred to VCP or SUZANO, for which no condominium apply and for which they shall not be joint and severally liable, whatever their nature, whether past, present or future.

3.2. The current branches of RIPASA, as listed in Exhibit VI.A., shall be extinguished and shall thereafter operate as branches of the Consortium, located at the same addresses and with the same environmental licenses and certificates of registration listed in Exhibit VI.B., as the case may be.

3.3. As a result of the Total Spin-off, (i) all labor claims filed by and against RIPASA that are in progress as of September 1, 2008 (“Date of Effectiveness of the Total Spin-off”) shall be transferred to ASAPIR, (ii) all legal or administrative proceedings of any other nature filed by or against RIPASA that are in progress at the Date of Effectiveness of the Total Spin-off shall be transferred in condominium to VCP and SUZANO, and (iii) all the above-mentioned proceedings shall be deemed transferred to the respective companies on the Date of Effectiveness of the Total Spin-off.

3.4. All obligations and rights, whether present or future, referring to the assets and liabilities transferred to VCP, SUZANO and ASAPIR as a result of the Total Spin-off shall be deemed to be theirs, as per the portion of equity received by each one of them, and shall be included in the respective results as from the Date of Effectiveness of the Total Spin-off. Equity variations between the Base date of the Total Spin-off and the Date of Effectiveness of the Total Spin-off shall be reflected in the companies where they occurred.

3.5. Any costs, losses, expenses, reimbursements, fees or other types of obligations (including, but not limited to, reasonable court costs and expenses and fees of counsel) arising from legal or administrative proceedings relating to the operations of RIPASA and filed as from the Date of Effectiveness of the Total Spin-off against VCP, SUZANO, ASAPIR or RIPASA shall be borne in the proportion of 50% by VCP and 50% by SUZANO.

3.6. The employees listed in EXHIBIT VII hereto shall be transferred by RIPASA to ASAPIR.

4. CAPITAL STOCK OF VCP, SUZANO AND ASAPIR

4.1. The Total Spin-off shall be carried out without capital increase of VCP and SUZANO, given that each of them is the owner, in equal parts, of 50% of the share capital of RIPASA and 50% of the share capital of ASAPIR. The portions of the respective investment accounts of VCP and SUZANO, corresponding to their interest in RIPASA, shall be replaced (i) by the net equity to be transferred to each of them as a result of the transaction and (ii) by the new shares of the capital of ASAPIR to be issued in consideration for the capital increase referred to in 4.2 below.

4.2. As a result of the Total Spin-off, the share capital of ASAPIR shall be increased from one thousand Reais (R$1,000.00) to forty-seven million, three hundred and sixty-two thousand, one hundred and twenty-four Reais (R$47,362,124.00), therefore, an  increase in the amount of forty-seven million, three hundred and sixty-one thousand, one hundred and twenty-four Reais (R$47,361,124.00), through the issue of forty-seven million, three hundred and sixty-one thousand, one hundred and twenty-four (47,361,124) new shares, of which twenty-three million, six hundred and eighty-one thousand and sixty-two (23,681,062) shall be subscribed by VCP and twenty-three million, six hundred and eighty-one thousand and sixty-two (23,681,062) shall be subscribed by SUZANO, and paid in with the portion of the shareholders' equity of RIPASA as received by ASAPIR. The remaining amount of one Real and seven cents (R$1.07) referring to the net equity transferred to ASAPIR shall be recorded as capital reserve.

5. EXTINCTION OF RIPASA, SUCCESSION AND COMMENCEMENT OF THE CONSORTIUM

5.1. With the Total Spin-off, (i) RIPASA shall be extinguished; (ii) VCP, SUZANO and ASAPIR shall succeed RIPASA to all rights and obligations relating to the assets, rights and obligations transferred, with due regard for item 3 hereof: and (iii) the Consortium shall commence its operations as provided for in the respective consortium agreement.

6. CORPORATE APPROVALS AND MEASURES

6.1  Before the Total Spin-off, meetings of the Fiscal Council and Board of Directors of SUZANO and VCP shall be held, as well as Special General Meetings of VCP, SUZANO and RIPASA, and a Meeting of the Members of ASAPIR, as provided for in the respective by-laws and articles of association, for analysis and issuance of an opinion hereon and on the Total Spin-off.

6.1.1 On the date of the call notice of the Special General Meeting of VCP and SUZANO, the latter shall make the documents relating to the Spin-off, including this Protocol and the Appraisal Report, available at their respective head offices for analysis by any interested parties, which may even obtain more information directly at the Investor Relations Department. Said information shall also be made available on the website of VCP and SUZANO and sent to the Brazilian Securities Commission (CVM) and to the São Paulo Stock Exchange (BOVESPA).

6.2. On the date of the Total Spin-off, the following shall be held: (A) Special General Meeting of VCP, SUZANO and RIPASA, for purposes of: (i) analyzing and approving this Protocol; (ii) analyzing and approving the Base Balance Sheet for the Spin-off; (iii) ratifying the appointment of the Appraisal Company; (iv) analyzing and approving the Appraisal Report regarding the shareholders' equity of RIPASA; and (v) resolving on the Total Spin-off of RIPASA, as well as its subsequent extinction; and (B) Meeting of the Members of ASAPIR, for purposes of: (i) analyzing and approving this Protocol; (ii) analyzing and approving the Base Balance Sheet for the Spin-off: (iii) ratifying the appointment of the Appraisal Company and (iv) analyzing and approving the Appraisal Report regarding the shareholders’ equity of RIPASA.

7. ANNOTATIONS AND REGISTRATIONS

7.1. The management of VCP, SUZANO and ASAPIR are hereby authorized to provide for the annotations, registrations and other legal formalities required for the completion of the Total Spin-off, as described herein.

IN WITNESS WHEREOF, the parties hereto sign this Protocol in nine (9) counterparts of equal content and form, before the two (2) witnesses below.

São Paulo, August 13, 2008.
(sgd)                      (sgd)
by RIPASA S.A. CELULOSE E PAPEL

(sgd)                      (sgd)
by VOTORANTIM CELULOSE E PAPEL S.A.

(sgd)                      (sgd)
by SUZANO PAPEL E CELULOSE S/A

(sgd)
by ASAPIR PRODUÇÃO FLORESTAL E COMÉRCIO LTDA.

WITNESSES:

1. (sgd)
Name: Claudio Covolo Jr.
ID RG: 23.084.880-1

2. (sgd)
Name: (illegible) O. Jesus
ID RG: 21.942.824-4